Exhibit 99.1

                                  PRESS RELEASE

               Tix Corporation Announces Repayment of Note Payable

Studio City, California - September 18, 2006 - TIX CORPORATION (OTCBB: TIXC) (the "Company") announced today that it has repaid in full a note payable, including accrued interest, with a balance of approximately $1,180,000 by a final cash payment to the note holder of approximately $101,000. As a result of the satisfaction of this current liability, the Company expects to report a non-cash gain on settlement of debt of approximately $1,079,000 during the three months ended September 30, 2006.

Mitch Francis, CEO of Tix Corporation, commented, "We are delighted to have eliminated this debt obligation, which will result in the Company having reduced its remaining interest-bearing term debt to approximately $220,000, which consists of sign and equipment capital leases." Mr. Francis continued, "As a result of this debt reduction, we believe that the improvement in the Company's financial position and net working capital, combined with the positive cash flow from operations, will provide enhanced value for our shareholders."

Tix Corporation's wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at half-price, on the same day of the performance. Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include the Hawaiian Marketplace at the South end of the Strip, the Fashion Show Mall in front of Neiman Marcus, directly across the street from the new Wynn Resort at the middle of the Strip, North Strip, across from the Stardust Hotel, and a new downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, CEO 818-761-1002